CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-30122 and 333-43958) of webMethods, Inc. of our report dated May 28, 2004, except for Note 2, as to which the date is February 14, 2005 relating to the financial statements, which appears in this Form 10-K/A. We also consent to incorporation by reference of our report dated May 28, 2004 relating to the financial statement schedule, which appears in this Form 10-K/A. We also consent to the reference to us under the heading “Selected Financial Data” which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 14, 2005